As filed with the Securities and Exchange Commission on May 8, 2003

                                                     Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

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                                 USA INTERACTIVE
             (Exact name of Registrant as specified in its charter)

                    DELAWARE                     59-2712887
                (State or other              (I.R.S. Employer
                 jurisdiction of          Identification Number)
                 incorporation or
                  organization)

                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                               JULIUS GENACHOWSKI
                            EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                                 USA INTERACTIVE
                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                            ---------------------------
                                 WITH A COPY TO:

                                PAMELA S. SEYMON
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                         New York, New York 10019-6150
                                 (212) 403-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                      CALCULATION OF REGISTRATION FEE CHART
================================================================================
                                              Proposed    Proposed
                                              Maximum     Maximum       Amount
                                Amount to     Offering    Aggregate      of
Title of each Class of              be        Price Per   Offering  Registration
Securities to be Registered(1)  Registered    Security     Price         Fee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common Stock, $0.01 par value.  4,400,000  $22.59(2) $99,396,000.00(3) $8,042(4)
================================================================================
(1) This registration statement relates to the issuance of up to 4,400,000 shares of common stock, par value $.01 per share, of the Registrant ("USA common stock") upon the exercise of options to acquire USA common stock granted pursuant to the Stock Option Agreement, dated as of February 18, 2000, by and between the Registrant and Dr. Georg Kofler (the "Agreement"). This registration statement also relates to an indeterminable number of additional shares of USA common stock that may become issuable pursuant to the anti-dilution provisions of the Agreement.

(2) Estimated solely for purposes of calculating the registration fee pursuant to 457(h)(1) of the Securities Act of 1933, based on the current exercise price of the options of $22.59 per share of USA common stock.

(3) Estimated solely for purposes of calculating the registration fee pursuant to 457(h)(1) of the Securities Act of 1933, based on the proposed maximum offering price per security and the number of shares of USA common stock being registered.

(4) Calculated by multiplying 0.00008090 by the proposed maximum aggregate offering price.

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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE
   SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROPSECTUS IS NOT AN OFFER
    TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE
      SECURITIES IN ANY STATE WHERE SUCH OFFER AND SALE IS NOT PERMITTED.


PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MAY 8, 2003

                             [USA INTERACTIVE LOGO]

                      4,400,000 SHARES OF USA COMMON STOCK
                      ISSUABLE UPON EXERCISE OF USA OPTIONS

     This prospectus relates to the issuance by us of up to 4,400,000 shares of common stock, par value $0.01 per share ("USA common stock"), of USA Interactive ("USA") upon the exercise of options issued by USA to Dr. Georg Kofler under the Stock Option Agreement, dated as of February 18, 2000, by and between USA and Dr. Kofler (the "Agreement"). This prospectus also relates to an indeterminable number of additional shares of USA common stock that may become issuable pursuant to the anti-dilution provisions of the Agreement. Throughout this prospectus, we refer to the options granted under the Agreement as the "Options." See "PLAN OF DISTRIBUTION," on page 6, for more information regarding the terms and conditions of the Agreement and the Options.

     Other than as described in this prospectus, we do not know whether or when holders of the Options may exercise.

     The current exercise price of the Options is $22.59 per share of USA common stock, which exercise price is subject to adjustment in specified circumstances. We will receive the cash exercise price of the Options to the extent that they are exercised for cash.

     USA common stock is quoted on the Nasdaq National Market under the symbol "USAI." On , 2003, the last reported sale price of USA common stock prior to
printing of this prospectus was $   per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING USA COMMON STOCK.

                              ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

                     The date of this prospectus is  , 2003

                                TABLE OF CONTENTS

                                                                           PAGE

ABOUT THIS PROSPECTUS........................................................1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION..................1
WHERE YOU CAN FIND MORE INFORMATION..........................................2
SUMMARY......................................................................3
THE OFFERING.................................................................4
RISK FACTORS.................................................................4
USE OF PROCEEDS..............................................................6
PLAN OF DISTRIBUTION.........................................................6
DESCRIPTION OF USA COMMON STOCK..............................................7
CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES......................9
LEGAL MATTERS...............................................................12
EXPERTS.....................................................................12

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time until the earlier of the expiration or exercise of all of the Options, issue shares of USA common stock being offered under this prospectus upon the exercise of such Options.

     This prospectus provides you with a general description of the USA common stock being offered hereunder. To the extent required, the number of shares of USA common stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount will be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section "WHERE YOU CAN FIND MORE INFORMATION" on page 2.

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities being offered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This prospectus and the SEC filings that are incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our industry, plans, objectives, expectations, intentions, assumptions, anticipated financial performance, business prospects, other statements contained in this prospectus that are not historical facts and/or statements preceded by, followed by or that include the words the words "believes," "could," "expects," "anticipates," "estimates," "intend," "plans," "projects," "seeks," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section "RISK FACTORS," that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus.

     You should understand that the following important factors, in addition to those discussed in the documents incorporated in this prospectus by reference, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

     o Material adverse changes in economic conditions generally, or in such conditions affecting USA's markets or industries;

     o Future regulatory and legislative actions and conditions affecting USA's operating areas;

     o    Competition from others;

     o    Successful integration of our divisions' management structures;

     o    Product demand and market acceptance;

     o The ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

     o The ability to maintain the integrity of USA's systems and infrastructure;

     o The ability to expand into and successfully operate in foreign markets;

     o    Obtaining and retaining key executives and employees;

     o    Acts of terrorism;

     o    War or political instability; and

     o Other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the Securities and Exchange Commission.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.

     As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

     1. Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003.

     2.   Definitive proxy statement filed on April 30, 2002.

     3. Current Reports on Form 8-K and amendments thereto filed on January 21, 2003, February 7, 2003, February 12, 2003, February 26, 2003,
          March 19, 2003, March 25, 2003, March 26, 2003, April 9, 2003, April
          10, 2003, April 15, 2003, May 2, 2003 and May 5, 2003 (in each case other than information furnished under Regulation FD).

     4.   Registration Statement on Form 8-A filed on January 22, 2003.

     5. Registration Statements on Form S-4 filed on May 2, 2003 and May 5, 2003 (in each case only with respect to pro forma financial statement information).

     All documents filed by USA with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

     You may request free copies of these filings by writing or telephoning us at the following address:

                                 USA Interactive
                              152 West 57th Street
                            New York, New York 10019
                                 (212) 314-7300
                         Attention: Corporate Secretary

     Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF THE USA COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS IDENTIFIED UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION." IN THIS PROSPECTUS, THE TERMS "USA", "WE" AND "OUR" REFER TO USA INTERACTIVE AND OUR SUBSIDIARIES, EXCEPT WHERE IT IS CLEAR THAT SUCH TERMS MEAN ONLY USA INTERACTIVE.

USA INTERACTIVE

     USA (Nasdaq: USAI) engages worldwide in the business of interactivity via the Internet, the television and the telephone. USA's multiple brands are organized across three areas: Electronic Retailing, Information & Services and Travel Services. Electronic Retailing is comprised of HSN, America's Store, HSN.com, and Home Shopping Europe and Euvia in Germany. Information & Services includes Ticketmaster, Match.com, uDate, Citysearch, Entertainment Publications, Evite, and Precision Response Corporation. Travel Services consists of Expedia (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM), Interval International, TV Travel Group and USA's forthcoming U.S. cable travel network.

     USA is incorporated under the laws of the State of Delaware. Our executive offices are located at 152 West 57th Street, New York, New York 10019 and our telephone number is (212) 314-7300.

RECENT DEVELOPMENTS

     LENDINGTREE. On May 6, 2003, USA announced that it had entered into an agreement to acquire all of the outstanding capital stock of LendingTree, Inc. in a stock-for-stock transaction valued in a range of approximately $626 million to $734 million based on the closing prices of USA common stock between April 28, 2003 and May 2, 2003. Under the agreement, LendingTree shareholders will receive 0.6199 of a share of USA common stock for each share of LendingTree common stock that they own, and LendingTree preferred stockholders will receive the same merger consideration, on an as-converted basis. The transaction is subject to LendingTree shareholder approval and other customary conditions.

     HOTELS.COM. On April 10, 2003, USA announced that it entered into an agreement to acquire the shares of Hotels.com common stock that it does not currently own in a stock-for-stock transaction valued at approximately $1.1 billion based on the closing price of USA common stock on April 9, 2003. Under the agreement, Hotels.com shareholders will receive 2.4 shares of USA common stock for each share of Hotels.com stock that they own. The transaction, which is subject to customary conditions, is expected to be completed in the summer of 2003.

                                  THE OFFERING

USA SECURITIES BEING OFFERED         USA common stock issuable upon the
                                     exercise of the Options

NUMBER OF SHARES OF USA COMMON       4,400,000 (subject to adjustment as
STOCK BEING OFFERED                  a result of the anti-dilution
                                     provisions of the Agreement)

USA COMMON STOCK AUTHORIZED          As of the date of this prospectus,
AND OUTSTANDING                      we are authorized to issue up to
                                     1,600,000,000 shares of USA common stock.
                                     As of May 1, 2003, there were 451,086,491
                                     shares of USA common stock outstanding.

USE OF PROCEEDS                      Any proceeds received by USA in
                                     respect of the cash exercise price
                                     of Options exercised for cash will
                                     be used for general corporate
                                     purposes. USA will not receive any
                                     proceeds from the sale of the
                                     shares of USA common stock issued
                                     in respect of the Options.

TRANSFER AGENT                       The Bank of New York

NASDAQ NATIONAL MARKET SYMBOL        USAI

                                  RISK FACTORS

     AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY BEFORE DECIDING TO PURCHASE OUR SECURITIES. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

USA DEPENDS ON ITS KEY PERSONNEL.

     USA is dependent upon the continued contributions of its senior corporate management, particularly Mr. Diller, the chairman and chief executive officer of USA, and certain key employees for its future success. Mr. Diller does not have an employment agreement with USA, although he has been granted options to purchase a substantial number of shares of USA common stock.

     If Mr. Diller no longer serves in his positions at USA, USA's business, as well as the market price of USA common stock, could be substantially adversely affected. USA cannot assure you that it will be able to retain the services of Mr. Diller or any other members of its senior management or key employees.

USA IS CONTROLLED BY MR. DILLER AND IN HIS ABSENCE WILL BE CONTROLLED BY LIBERTY MEDIA CORPORATION.

     Subject to the terms of an amended and restated stockholders agreement, dated as of December 16, 2001, among Universal Studios, Inc. ("Universal"), Liberty Media Corporation ("Liberty"), Mr. Diller and Vivendi Universal, S.A. ("Vivendi"), Mr. Diller effectively controls the outcome of all matters submitted to a vote or for the consent of USA's stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of USA's board of directors (rounded up to the nearest whole number) and matters as to which a separate class vote of the holders of USA common stock or USA preferred stock is required under Delaware law).

     In addition, under an amended and restated governance agreement, dated as of December 16, 2001, among USA, Vivendi, Universal, Liberty and Mr. Diller, each of Mr. Diller and Liberty generally has the right to consent to limited matters in the event that USA's ratio of total debt to EBITDA, as defined in the governance agreement, equals or exceeds 4:1 over a continuous 12-month period. USA cannot assure you that Mr. Diller and Liberty will consent to any such matter at a time when USA is highly leveraged, in which case USA would not be able to engage in such transaction or take such actions.

     Upon Mr. Diller's permanent departure from USA, Liberty generally would be able to control USA through its ownership of shares of USA Class B common stock.

USA'S SUCCESS DEPENDS ON MAINTAINING THE INTEGRITY OF ITS SYSTEMS AND INFRASTRUCTURE.

     A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. USA's current security measures may not be adequate and, if any compromise of USA's security were to occur, it could have a detrimental effect on USA's reputation and adversely affect its ability to attract customers. As USA's operations continue to grow in both size and scope, USA will need to improve and upgrade its systems and infrastructure. This may require USA to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase.

     USA relies on its own affiliates' and third-party computer systems and service providers to facilitate and process a portion of its transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair USA's ability to process transactions for its customers and the quality of service USA can offer to them. It is unlikely that USA could make up for the level of orders lost in these circumstances by increased phone orders.

SYSTEM INTERRUPTION AND THE LACK OF INTEGRATION AND REDUNDANCY IN OUR INFORMATION SYSTEMS MAY AFFECT OUR BUSINESS.

     USA's subsidiaries rely on computer and other systems in order to provide their services to customers. At times, USA subsidiaries may experience occasional system interruptions that make some or all systems unavailable or prevent the subsidiaries from efficiently fulfilling orders or providing services to third parties. To prevent system interruptions, USA and its subsidiaries continually add additional software and hardware and upgrade systems and network infrastructure to accommodate both increased traffic on websites and increased sales volume. Computer and communications systems of USA and its subsidiaries could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and similar events or disruptions. Any of these events could cause system interruption, delays and loss of critical data, and could prevent USA subsidiaries from providing services to third parties. While USA and its subsidiaries do have backup systems for certain aspects of operations, the systems are not fully redundant and disaster recovery planning may not be sufficient for all eventualities. In addition, USA and its subsidiaries may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption. If any of this were to occur, it could damage the reputation of USA and its subsidiaries and be expensive to remedy.

DECLINES OR DISRUPTIONS IN THE INDUSTRIES IN WHICH USA OPERATES, SUCH AS THOSE CAUSED BY TERRORISM, WAR OR GENERAL ECONOMIC DOWNTURNS, COULD HARM USA'S BUSINESSES. IN ADDITION, A NEGATIVE FINANCIAL PERFORMANCE OF COMPANIES IN WHICH USA IS THE MAJORITY STOCKHOLDER CAN HAVE A NEGATIVE AFFECT ON USA'S STOCK PRICE.

     USA's businesses in general are sensitive to trends or events that are outside of USA's control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending, work stoppages and political instability, may reduce the popularity and frequency of the events to which USA sells tickets, reduce travel and may affect call center and other operations in areas where these trends or events occur. The occurrence of any of these adverse trends or events could significantly impact USA's businesses, results of operations or financial condition. In addition, USA's stock price may be adversely affected by negative reports of the results of operations or declines in the stock price of companies in which USA is a major stockholder, regardless of the affect these negative reports or stock price declines may have on our business, financial condition, results of operations or cash flow.

     Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism impact the perceived safety of travelers, could significantly impact USA's businesses, results of operations or financial condition. In the aftermath of the terrorist attacks of September 11, 2001, for example, the travel industry experienced a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. USA cannot predict the future scope and effects of these changes, which could significantly impact USA's long-term results of operations or financial condition.

USA MAY EXPERIENCE OPERATIONAL AND FINANCIAL RISKS IN CONNECTION WITH ITS ACQUISITIONS. IN ADDITION, SOME OF THE BUSINESSES USA ACQUIRES MAY INCUR SIGNIFICANT LOSSES FROM OPERATIONS OR EXPERIENCE IMPAIRMENT OF CARRYING VALUE.

     USA's future growth may be a function, in part, of acquisitions. To the extent that USA grows through acquisitions, it will face the operational and financial risks commonly encountered with that type of a strategy. USA would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting its ongoing business, dissipating its limited management resources and impairing its relationships with employees and customers of acquired businesses as a result of changes in ownership and management. Some of USA's acquisitions may not be successful and their performances may result in the impairment of their carrying value.

CHANGING LAWS AND REGULATIONS, AND LEGAL UNCERTAINTIES, REGARDING THE INTERNET MAY IMPAIR USA'S GROWTH AND HARM ITS BUSINESSES.

     A number of proposed laws and regulations regarding the Internet, including with respect to consumer privacy, have been proposed or considered that could impact USA's businesses. USA cannot predict whether any of these types of laws or regulations will be enacted or amended and what effect, if any, such laws or regulations would have on its businesses, financial condition or results of operations. In addition, the application of various sales, use and other tax provisions under state and local law to USA's historical and new products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities. USA believes it is compliant with these tax provisions, but there can be no assurances that taxing authorities will not take a contrary position or that such positions will not have a material adverse effect on USA's businesses, financial condition and results of operations.

                                 USE OF PROCEEDS

     To the extent that Options are exercised for cash, we will receive the cash exercise price of the Options upon exercise thereof (as such exercise price may be adjusted under the anti-dilution provisions of the Agreement). As of the date of this prospectus, the cash exercise price of the Options per share of USA common stock is $22.59 per share. Any such proceeds received will be used for general corporate purposes. USA will not receive any proceeds from the sale of the shares of USA common stock issued in respect of the Options.

                              PLAN OF DISTRIBUTION

GENERAL

     This prospectus relates to the issuance by us of up to 4,400,000 shares of USA common stock upon the exercise of the Options. The Options were granted under the Agreement and USA's 1999 Stock Option Plan (the "Plan"), and are subject to the terms and conditions of the Agreement and the Plan. As of the date hereof, Options to purchase 3,300,000 shares of USA common stock were exercisable, and Options to purchase an additional 1,100,000 shares of USA common stock will become exercisable on February 18, 2004. The Options expire on February 18, 2010. This prospectus also relates to an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Agreement.

     Pursuant to the Agreement, the current exercise price of the Options is $22.59 per share of USA common stock, which was the fair market value of the USA common stock underlying the options on the date of grant (taking into account the two-for-one USA common stock split announced on February 25, 2000). Subject to applicable law (including applicable federal and state securities laws), the Options are freely transferable by the holders of the Options by means of a written notice to USA identifying the transferee of such Option, or by will or the laws of decent and distribution or pursuant to a qualified domestic relations order.

     The Options were granted to Dr. Kofler on February 18, 2000 in consideration of his entering into an employment arrangement with a German affiliate of HSN. In July of 2000 (I.E., subsequent to the granting of the Options), Dr. Kofler was elected to the board of directors of USA, from which he resigned in February of 2002. As of the date of this prospectus, however, Dr. Kofler is neither an officer nor employee of any USA affiliate. Dr. Kofler has a current economic interest of 1.23% in the Italian home shopping business in which USA is a passive minority partner and an expectation of an effective 3% interest in USA-controlled Euvia.

     During 2001, Dr. Kofler transferred Options to purchase an aggregate of 1,200,000 shares of USA common stock, of which Options to acquire 300,000 shares of USA common stock vested and became exercisable on each of February 18, 2001, February 18, 2002 and February 18, 2003 and Options to acquire 300,000 shares of USA common stock will vest and become exercisable on February 18, 2004. As of the date of this prospectus, Dr. Kofler held Options to acquire 3,200,000 shares of USA common stock and Dr. Bernard Heiss held Options to acquire 1,200,000 shares of USA common stock.

     This prospectus covers the offer and sale by us of USA common stock upon exercise of the Options. We have filed with the Commission a registration statement, of which this prospectus forms a part, with respect to the issuance of USA common stock upon exercise of the Options from time to time under Rule 415 under the Securities Act.

PROCEEDS, COMMISSIONS AND EXPENSES

     The aggregate proceeds to USA from the issuance of the USA common stock offered under this prospectus will be the cash exercise price of the Options relating to such shares of USA common stock.

     USA will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws. Each holder of any Options will pay for any fees and expenses incurred by such holder in connection with the exercise of any Options, and any taxes required to be withheld by USA upon the exercise of such Option.

NASDAQ LISTING STATUS

     USA common stock is currently listed on the Nasdaq National Market under the symbol "USAI."

                         DESCRIPTION OF USA COMMON STOCK

     Set forth below is a description of USA's common stock. The following statements are brief summaries of, and are subject to the provisions of, USA's certificate of incorporation and by-laws, the USA preferred stock certificate of designations, the USA warrant agreements and the relevant provisions of the Delaware General Corporation Law, or the DGCL.

     As of the date of this information statement/prospectus, the authorized capital stock of USA consists of 1,600,000,000 shares of USA common stock, par value $.01 per share, 400,000,000 shares of USA Class B common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share, of which 13,125,000 shares have been designated Series A Cumulative Convertible Redeemable Preferred Stock. As of May 1, 2003, there were 451,086,491 shares of USA common stock outstanding and 64,629,996 shares of USA Class B common stock outstanding.

     With respect to matters that may be submitted to a vote or for the consent of USA stockholders, including the election of directors, each holder of USA Class B common stock is entitled to ten votes for each share of USA Class B common stock held and will vote together with the holders of USA common stock and USA preferred stock as a single class, except as otherwise required by the DGCL. Each holder of USA preferred stock is entitled to two votes for each share of USA preferred stock held and each holder of USA common stock is entitled to one vote for each share of USA common stock held. Notwithstanding the foregoing, the holders of USA common stock, acting as a single class, are entitled to elect 25% of the total number of directors on the USA board of directors, and, in the event that 25% of the total number of directors results in a fraction of a director, then the holders of USA common stock, acting as a single class, are entitled to elect the next higher whole number of directors on the USA board of directors.

     Shares of USA Class B common stock are convertible into shares of USA common stock at the option of the holder thereof at any time on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of USA by means of a stock dividend on, or a stock split or combination of, outstanding USA common stock or USA Class B common stock, or in the event of any merger, consolidation or other reorganization of USA with another corporation. Upon the conversion of USA Class B common stock into shares of USA common stock, those shares of USA Class B common stock will be retired and will not be subject to reissue. Shares of USA common stock are not convertible into shares of USA Class B common stock.

     In all other respects, the USA common stock and the USA Class B common stock are identical. The holders of USA common stock and the holders of USA Class B common stock are entitled to receive, share-for-share, such dividends as may be declared by the USA board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of USA, the holders of USA common stock and the holders of USA Class B common stock are entitled to share ratably in all the assets of USA available for distribution to its stockholders, after the rights of the holders of the USA preferred stock, if any, have been satisfied.

     In connection with the VUE transaction, USA, Vivendi, Universal, Liberty and Barry Diller entered into an amended and restated governance agreement, which, among other things, retained Liberty's preemptive right to maintain its percentage equity ownership in USA. This preemptive right generally provides that following issuances of USA common shares exceeding 1% of the total outstanding USA common shares, Liberty may elect to purchase a number of USA common shares so that its percentage equity interest in USA after such issuances will be the same as before such issuances. In connection with the merger, Liberty has the right to maintain its percentage equity interest in USA following the merger.

     The USA certificate of incorporation provides that there can be no stock dividends or stock splits or combinations of stock declared or made on USA common stock or USA Class B common stock unless the shares of USA common stock and USA Class B common stock then outstanding are treated equally and identically.

     The shares of USA common stock to be issued upon the exercise of any Options will be validly issued, fully paid and non-assessable.

USA DIVIDEND POLICY

     USA has paid no cash dividends on its common stock to date and does not anticipate paying cash dividends on its common stock in the immediate future.

ANTI-TAKEOVER PROVISIONS IN USA'S BYLAWS

     USA's bylaws contain provisions that could delay or make more difficult the acquisition of USA by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. We also refer you to "Risk Factors" for information on other factors which could impact a change of control. In addition, USA's bylaws provide that, subject to the rights of holders of preferred stock, only USA's chairman of the board of directors or a majority of USA's board of directors may call a special meeting of stockholders.

EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE

     USA is subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving USA and the interested stockholder and a sale of more than 10% of its assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of a company's outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. USA has not "opted out" of the provisions of Section 203.

ACTION BY WRITTEN CONSENT

     Under the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. USA's certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Mr. Diller, who as of the date of this information statement/prospectus controlled (through companies owned by Liberty and Mr. Diller, his own holdings and pursuant to the Stockholders Agreement) a majority of the outstanding total voting power of USA, will be able to take any action to be taken by stockholders (other than with respect to the election by the holders of shares of USA common stock of 25% of the members of USA's board of directors and certain matters as to which a separate class vote of the holders of shares of USA common stock, USA Class B common stock or USA preferred stock is required) without the necessity of holding a stockholders meeting.

TRANSFER AGENT

     The transfer agent for the shares of USA common stock is The Bank of New York.

                         CERTAIN MATERIAL UNITED STATES
                            FEDERAL TAX CONSEQUENCES

     The following is a general discussion of certain material United States federal income and estate tax consequences of the ownership and disposition of USA common stock. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders who hold USA common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant in light of your particular circumstances, nor does it discuss special tax provisions which may apply if you have relinquished United States citizenship or residence.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

     As used herein, a "United States person" is

     o    an individual who is a citizen or resident of the United States;

     o a corporation created or organized in the United States or under the laws of the United States or of any state;

     o an estate the income of which is includible in gross income for United States federal income taxation regardless of its source;

     o a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     o any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.

     A "U.S. Holder" is a beneficial owner of USA common stock who is a United States person. A "Non-U.S. Holder" is a beneficial owner that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of USA common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. The partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of owning and disposing of USA common stock.

TAXATION OF U.S. HOLDERS

     This section describes the tax consequences to a U.S. Holder. If you are not a U.S. Holder, this section does not apply to you.

     DISTRIBUTIONS. The amount of any distribution we make in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. In general, distributions on USA common stock will constitute dividend income, taxable at ordinary income rates, to the extent of our current or accumulated earnings and profits. Any excess will be treated as non-taxable return of capital to the extent of the holder's basis in the common stock, and thereafter as capital gain.

     SALES OR EXCHANGES. On the sale, exchange or other disposition of shares of USA common stock (other than a redemption of the common stock, discussed below), holders will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition and the adjusted tax basis in the stock sold, exchanged or disposed of. This gain or loss will be long-term capital gain or loss if at the time of the sale, exchange or disposition the holder has held the stock sold, exchanged or disposed of for more than one year. The deductibility of capital losses is subject to limitations.

     DIVIDENDS TO CORPORATE SHAREHOLDERS. In general, a distribution on the USA common stock that is taxable as a dividend and that is made to a corporate shareholder will qualify for the 70% corporate dividends-received deduction under the Internal Revenue Code. However, a dividend that arises upon a redemption of common stock will generally constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. In addition, actual or constructive dividends on common stock that are declared, announced or agreed to within two years of the holder's acquisition of the stock may also constitute "extraordinary dividends." If the extraordinary dividend rules apply, the corporate shareholder may lose some or all of the benefits of the dividends-received deduction. Furthermore, there are many exceptions and restrictions relating to the availability of the dividends-received deduction. Consequently, corporate shareholders should consult their own tax advisors regarding the extent, if any, that the dividends-received deduction is available to them and the extent to which the extraordinary dividend rules may apply.

     REDEMPTION OF USA COMMON STOCK. A redemption of USA common stock generally would be a taxable event and would be treated as if the holder sold the common stock if the redemption:

     o results in a "complete termination" of the holder's interest in USA stock;

     o is "substantially disproportionate" (i.e., after the redemption, the percentage of all our outstanding voting stock that is owned by the holder is less than 80% of the percentage of all our outstanding voting stock (and the percentage of all our outstanding common stock that is owned by the holder is less than 80% of the percentage of all our outstanding common stock) that was owned by the holder immediately before the redemption); or

     o is "not essentially equivalent to a dividend" (i.e., the redemption must meaningfully reduce the holder's proportionate interest in USA based on the holder's particular circumstance; the Internal Revenue Service or the IRS has indicated that this test is satisfied by even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs).

     In determining whether any of these tests has been met, holders must take into account the shares of stock actually owned and the shares of stock constructively owned by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code.

     If stock is redeemed in a redemption that meets one of the tests described above, the holder generally would recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if the stock were held for more than one year.

     If a redemption does not meet any of the tests described above, the entire amount of the cash and the fair market value of property received generally would be taxed as a dividend as explained above under "Distributions." If a redemption is treated as a distribution that is taxable as a dividend, the holder's basis in the redeemed stock would generally be transferred to the holder's remaining shares of USA stock, if any.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. Information reporting will generally apply to dividends received on USA common stock and to the proceeds received on the sale or disposition of such stock by a U.S. Holder who is not an exempt recipient. Generally, individuals are not exempt recipients, whereas corporations are exempt recipients. Backup withholding will apply only if the U.S. Holder is not an exempt recipient and:

     o fails to furnish its Taxpayer Identification Number or the TIN which, in the case of an individual, is his or her Social Security Number;

     o    furnishes an incorrect TIN;

     o in the case of dividends, is notified by the IRS that it has failed to properly report payments of interest or dividends; or

     o fails to certify, under penalty of perjury, that it has furnished a correct TIN, has not been notified by the IRS that it is subject to backup withholding (or has since been notified by the IRS that it is no longer subject to backup withholding) and is a U.S. person (including a U.S. resident alien).

     U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for demonstrating such an exemption if applicable.

     The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and is allowable as a credit against the U.S. Holder's United States federal income tax liability, if any, or may be claimed as a refund, provided that the required information is furnished to the IRS.

TAXATION OF NON-U.S. HOLDERS

     This section describes the tax consequences to a Non-U.S. Holder. If you are a U.S. Holder, see the above discussion under "--Taxation of U.S. Holders."

     DIVIDENDS. If dividends are paid, Non-U.S. Holders will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, Non-U.S. Holders must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid or deemed paid to a Non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption from or reduction in withholding under the applicable treaty.

     If actual or deemed dividends are considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-8ECI, or successor form, is filed with the payor. In the case of a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

     Non-U.S. Holders must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid or deemed paid with respect to USA common stock. In addition, if a Non-U.S. Holder is required to provide an IRS Form W-8ECI or successor form, as discussed above, the Non-U.S. Holder must also provide its tax identification number.

     Non-U.S. Holders that are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     GAIN ON DISPOSITION OF USA COMMON STOCK. Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of USA common stock unless:

     o the gain is considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment (and, in which case, if the holder is a foreign corporation, may be subject to an additional "branch profits tax" equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

     o the holder is an individual who holds the USA common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

     o we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are not likely to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of USA common stock generally would not be subject to United States federal income tax provided:

     o USA common stock were "regularly traded" on an established securities market; and

     o the holder did not actually or constructively own more than 5% of the USA common stock during the shorter of the five-year period preceding the disposition or the holder's holding period.

     FEDERAL ESTATE TAX. In the case of an individual, USA common stock held at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the IRS and to each holder the amount of dividends paid or deemed paid and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other applicable agreements.

     Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. Generally Non-U.S. Holders will be subject to backup withholding with respect to dividends paid on USA common stock unless they certify their status as Non-U.S. Holders.

     The payment of proceeds of a sale of USA common stock effected by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the holder provides the payor with the holder's name and address and certifies its Non-U.S. Holder status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of USA common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

                                  LEGAL MATTERS

     The validity of the USA common stock offered by this prospectus is being passed upon for us by David Ellen, Deputy General Counsel of USA.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of USA Interactive at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated into this prospectus by reference to USA's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated herein by reference, and has been incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than broker-dealer discounts and commissions, payable by the Selling Security Holders in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

ITEM                                                                   AMOUNT
----                                                                   ------
SEC Registration Fee..............................................     $8,042
Printing Fees and Expenses........................................      1,000
Legal Fees and Expenses...........................................     20,000
Accounting Fees and Expenses......................................      5,000
Miscellaneous.....................................................      2,000
                                                                        -----
   Total..........................................................    $36,542
                                                                      =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. The Registrant has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this registration statement:

  Exhibit
    No.                         Description
--------- ----------------------------------------------------------------------

   3.1 Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000).

   3.2 Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit A to the Registrant's Definitive Information Statement, filed on November 19,
          2001).

   3.3 Certificate of Ownership and Merger Merging Taiwan Travel, Inc. into USA Networks, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

   3.4 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed on September 20, 2002).

   5.1 Opinion of counsel regarding the legality of the securities being issued.

  10.1 Amended and Restated Governance Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
          Exhibit 10.1 to the Registrant's Form 8-K filed on December 18, 2001).

  10.2 Amended and Restated Stockholders Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
          Exhibit 99.2 to the Registrant's Form 8-K filed on December 18, 2001).

  23.1    Consent of Ernst & Young LLP.

  23.2    Consent of counsel (included in Exhibit 5.1).

  24      Powers of Attorney.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 8, 2003.

                                     USA INTERACTIVE

                                     By: /S/ DARA KHOSROWSHAHI
                                         ---------------------------------------
                                         Dara Khosrowshahi
                                         EXECUTIVE VICE PRESIDENT AND CHIEF
                                         FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated as of May 8, 2003.

             SIGNATURE                       TITLE

           BARRY DILLER*                     Chairman of the Board, Chief
-------------------------------------         Executive Officer and Director
            Barry Diller


         VICTOR A. KAUFMAN*                  Vice Chairman and Director
-------------------------------------
         Victor A. Kaufman


       WILLIAM J. SEVERANCE*                 Vice President and Controller
-------------------------------------         (Chief Accounting Officer)
        William J. Severance


       /s/ Dara Khosrowshahi                 Executive Vice President and Chief
-------------------------------------          Financial Officer
         Dara Khosrowshahi


         RICHARD N. BARTON*                  Director
-------------------------------------
         Richard N. Barton


         ROBERT R. BENNETT*                  Director
-------------------------------------
         Robert R. Bennett


        EDGAR BRONFMAN, JR.*                 Director
-------------------------------------
        Edgar Bronfman, Jr.


          ANNE M. BUSQUET*                   Director
-------------------------------------
          Anne M. Busquet


         JEAN-RENE-FOURTOU*                  Director
-------------------------------------
         Jean-Rene-Fourtou


         DONALD R. KEOUGH*                   Director
-------------------------------------
          Donald R. Keough


        MARIE-JOSEE KRAVIS*                  Director
-------------------------------------
         Marie-Josee Kravis


          JOHN C. MALONE*                    Director
-------------------------------------
           John C. Malone

             SIGNATURE                       TITLE


    GEN. H. NORMAN SCHWARZKOPF*              Director
-------------------------------------
     Gen. H. Norman Schwarzkopf


            ALAN SPOON*                      Director
-------------------------------------
             Alan Spoon


       DIANE VON FURSTENBERG*                Director
-------------------------------------
       Diane Von Furstenberg


    * By: /s/ Dara Khosrowshahi
         ----------------------------
         Dara Khosrowshahi
          ATTORNEY-IN-FACT

                                INDEX TO EXHIBITS

Exhibit
   No.                               Description
--------  ----------------------------------------------------------------------
   3.1 Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000).

   3.2 Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit A to the Registrant's Definitive Information Statement, filed on November 19,
          2001).

   3.3 Certificate of Ownership and Merger Merging Taiwan Travel, Inc. into USA Networks, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

   3.4 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed on September 20, 2002).

   5.1 Opinion of counsel regarding the legality of the USA common stock being issued.

  10.1 Amended and Restated Governance Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
          Exhibit 10.1 to the Registrant's Form 8-K filed on December 18, 2001).

  10.2 Amended and Restated Stockholders Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
          Exhibit 99.2 to the Registrant's Form 8-K filed on December 18, 2001).

  23.1    Consent of Ernst & Young LLP.

  23.2    Consent of counsel (included in Exhibit 5.1).

  24      Power of Attorney.